Exhibit 15.1

Letter re: Unaudited Interim Financial Information

The Board of Directors and Shareholders:

CVS Caremark Corporation

We are aware of the incorporation by reference in the Registration Statements (Nos. 333-49407, 333-34927, 333-28043, 333-91253, 333-63664, 333-139470, 333-141481 and 333-167746 on Form S-8 and 333-165672 on Form S-3) of CVS Caremark Corporation of our reports dated May 2, 2012, August 7, 2012 and November 6, 2012, relating to the unaudited condensed consolidated interim financial statements of CVS Caremark Corporation that are included in its Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, respectively.

/s/ Ernst & Young LLP
November 6, 2012
Boston, Massachusetts